UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
November 25, 2013 (November 20, 2013)

INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)
North Dakota	0-14851	45-0311232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 31st Avenue, SW, Suite 60 Minot, ND 58701
(Address of principal executive offices, including zip code)
(701) 837-4738
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□	Written communications pursuant to Rule 425 under the Securities Act
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.                          Entry into a Material Definitive Agreement.
The discussion in Item 2.03 below is incorporated herein by reference.
Item 2.03.                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 20, 2013, IRET Properties, a North Dakota Limited Partnership ("IRET Properties" or "Borrower") and a subsidiary of Investors Real Estate Trust ("the Company") entered into an Amended and Restated Loan Agreement (the "Loan Agreement") with First International Bank & Trust, a North Dakota state bank, as lender ("Lender"), pursuant to which Lender has agreed to provide a revolving credit facility with a commitment amount at the time of close of $72 million. At the discretion of the Lender, the total commitment available under the credit facility may be increased to $75 million. First International Bank & Trust is owned by Stephen L. Stenehjem, a Trustee of the Company, and by members of his family. The Loan Agreement amends and restates the Borrower's previous secured line of credit with the Lender and participant banks, provided pursuant to a Loan Agreement dated August 12, 2010 between Borrower and Lender.

IRET Properties advanced $2.5 million under the facility on November 22, 2013, which, in addition to the $10 million advanced under the Borrower's previous secured line of credit with the Lender, totals $12.5 million currently drawn and outstanding under the facility. IRET Properties expects to borrow additional amounts under the facility from time to time for general corporate purposes, to finance acquisitions, development and redevelopment projects, and tenant improvements and potentially to repay debt. The facility is secured by mortgages on fourteen properties owned by the Borrower and its subsidiaries. The initial term of the facility is three years, with a maturity of December 1, 2016. The Borrower, at its discretion, may extend the term for one additional year, to December 1, 2017. Interest-only payments are due monthy based on the total amount of advances outstanding. The facility may be prepaid at par at any time.

IRET Properties may add additional eligible real estate properties as collateral for the facility if it chooses to remove an existing property from the mortgage collateral. IRET Properties may also remove property as collateral for the facility without substituting additional collateral if the remaining property in the collateral pool satisfies the minimum collateral requirements in the loan documents. Advances under the facility may not exceed 60% of the value of the properties provided as security.

The interest rate on borrowings under the facility is the Wall Street Journal Prime Rate +1.25%, with a floor of 4.75% and a cap of 8.65% during the initial term of the facility.

The facility includes covenants and restrictions regarding minimum debt-service ratios to be maintained in the aggregate and individually on properties in the collateral pool, and the Borrower is also required to maintain minimum depository account(s) totaling $6 million with the Lender, of which $1.5 million is to be held in a non-interest bearing account.

The Lender has informed IRET Properties that as of November 20, 2013, participants in the credit facility and their respective commitment amounts are as follows:

First International Bank & Trust: $12,000,000 (Lead Bank)
The Bank of North Dakota: $19,500,000
First Western Bank & Trust:  $15,000,000
Dacotah Bank: $10,500,000
MidCountry Bank: $4,000,000
Highland Bank: $3,000,000
Town & Country Credit Union: $3,000,000
American State Bank & Trust Company:  $3,000,000
United Community Bank of North Dakota: $2,000,000

The above description of the credit facility is a summary only and is qualified in its entirety by reference to the Loan Agreement.  A copy of the Loan Agreement, the terms of which are incorporated by reference herein, is attached as Exhibit 10.1 to this Current Report on Form 8-K.

 Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1*
Amended and Restated Loan Agreement dated as of November 20, 2013 by and between IRET Properties, a North Dakota Limited Partnership, as borrower, and First International Bank & Trust, a North Dakota state bank, as lender.

99.1*	Press Release dated November 25, 2013 *filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST

By: /s/ Timothy P. Mihalick
Timothy P. Mihalick
President & Chief Executive Officer

Date:  November 25, 2013

Exhibit No.	Description

10.1*
Amended and Restated Loan Agreement dated as of November 20, 2013 by and between IRET Properties, a North Dakota Limited Partnership, as borrower, and First International Bank & Trust, a North Dakota state bank, as lender.

99.1*	Press Release dated November 25, 2013 *filed herewith